UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2025

NKGen Biotech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40427	86-2191918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 Daimler Street

Santa Ana, CA, 92705

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (949) 396-6830

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NKGN	Nasdaq Global Market

Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	NKGNW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Convertible Loan Agreement

On March 10, 2025, NKGen Biotech, Inc. (the “Company”) entered into a convertible loan agreement (the “Loan Agreement”), by and among the Company, NKGen Operating Biotech, Inc. (“NKGen Operating” and together with the Company, the “Borrowers”) and AlpineBrook Capital GP I Limited (the “Lender,” together with the Borrowers, the “Parties”). The Loan Agreement provides for term loan financing in a principal amount of up to $5 million (the “Term Loan”) with $1 million cash advanced prior to the closing (the “Advance”). The remaining balance will be drawn by the Borrowers according to a schedule to be agreed upon by the Parties. The Term Loan bears interest at a rate of 12% per annum (the “Applicable Rate”), accruing from the dates on which the Term Loan, in one or more installments, was, or is, actually made available by the Lender to the Borrowers. Pursuant to the Loan Agreement, the Borrowers will cause any subsidiaries of the Borrowers formed or acquired during such time as the Term Loan is outstanding, to guarantee and/or become jointly and severally liable for the obligations of the Borrowers under the Loan Agreement. Additionally, pursuant to the Loan Agreement, the proceeds of the Term Loan shall be used exclusively for the repayment of the Company’s outstanding senior secured debt with East West Bank.

Note

On March 10, 2025, pursuant to the Loan Agreement, and evidencing the Term Loan as described above, the Borrowers issued to the Lender a convertible promissory note (the “Note”) in the principal amount of up to $5 million which bears interest at the Applicable Rate. The Note matures on the earlier of (a) the one-year anniversary of the date which the Borrower receives $5,000,000, in the aggregate, from Lender under the Loan Agreement, (b) the one-year anniversary of the date which Lender provides written notice to Borrower that it wishes to terminate the utilization of the Term Loan, (c) the date on which the Indebtedness (as defined in the Term Loan) is accelerated and due and payable in compliance with Section 5.1.1 of the Term Loan, or (d) such earlier date expressly agreed on in writing by the Parties (the “Maturity Date”). At any time from the issue date to the Maturity Date, and upon at least 61 days’ notice, the Lender has the right to convert all or any portion of the then outstanding and unpaid principal amount of the Note and all accrued and unpaid interest into shares of the Company’s common stock, par value $0.0001 (the “Common Stock”), at a conversion price of $0.25 per share (subject to adjustments and limitations as described in the Note).

Consideration Shares and Warrant

Pursuant to the Loan Agreement and in connection with the Advance, 333,333 shares of Common Stock and a warrant to purchase 333,333 shares of Common Stock (the “Warrant”) were issued to the Lender. The Company will issue additional consideration shares and warrants to purchase Common Stock equal in number to one-third of the amount of any future drawdown from the Term Loan. The Warrant has a five-year term and an exercise price of $0.25 per share (subject to adjustments and limitations as described in the Warrant).

The foregoing descriptions of the Warrant, Loan Agreement and Note do not purport to be complete and are qualified in their entirety by the terms and conditions of the Warrant, Loan Agreement and Note which are filed as Exhibits 4.1, 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 are incorporated by into this Item 2.03 by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosures set forth in Item 1.01 are incorporated by into this Item 3.02 by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
4.1	Common Stock Purchase Warrant, dated March 10, 2025, issued to AlpineBrook Capital GP I Limited.
10.1+	Convertible Loan Agreement, dated March 10, 2025, by and among NKGen Biotech, Inc., NKGen Operating Biotech, Inc. and AlpineBrook Capital GP I Limited.
10.2	Convertible Promissory Note, dated March 10, 2025, issued to AlpineBrook Capital GP I Limited.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+	The schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NKGEN BIOTECH, INC.

Date: March 11, 2025	/s/ Paul Y. Song
	Name:	Paul Y. Song
	Title:	Chief Executive Officer
(Principal Executive Officer)

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